UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2017

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdictionof Incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

1430 U.S. Highway 206, Suite 200, Bedminster NJ		07921
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On April 28, 2017, we entered into an underwriting agreement with H.C. Wainwright & Co., LLC, relating to an underwritten public offering of 16,190,697 shares of our common stock, par value $0.001 per share, together with Series A Warrants to purchase up to an aggregate of 12,143,022 shares of our common stock and Series B Warrants to purchase up to an aggregate of 12,143,022 shares of our common stock, at a price to the public of $0.75 per share and related warrants. We also granted the underwriters a 30-day option to purchase up to an additional 2,428,604 additional shares of common stock and/or Series A Warrants to purchase up to 1,821,453 Shares and Series B Warrants to purchase up to 1,821,453 Shares, which option was exercised in full, resulting in the sale and issuance of a total of 18,619,301 shares of common stock, Series A Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock and Series B Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock.

The offering closed on May 3, 2017. The gross proceeds from the sale of shares was approximately $14.0 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Each Series A Warrant has an exercise price of $1.05 per share of common stock and will expire five years following the Exercisable Date. Each Series B Warrant has an exercise price of $0.75 per share of common stock and will expire thirteen months following the Exercisable Date.

We do not currently have a sufficient number of authorized shares of common stock to cover the shares issuable upon exercise of the warrants issued in the offering. As a result, before any warrants can become exercisable, we need to receive stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of common stock to a total of 200,000,000 shares at our next annual meeting of stockholders on June 6, 2017. The warrants will be exercisable on any day on or after the date that we publicly announce through the filing of a Current Report on Form 8-K that the Charter Amendment has been approved by our stockholders and has become effective (the “Exercisable Date”). In the event our stockholders do not approve the Charter Amendment, the warrants will not be exercisable and may not have any value. Until we receive approval of the Charter Amendment, we cannot sell any securities.

H.C. Wainwright & Co. acted as sole book-running manager for the offering, which was a firm commitment underwritten public offering pursuant to a shelf registration statement on Form S-3 (File No. 333-203300) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission.

We paid H.C. Wainwright & Co. a commission equal to 6.0% of the gross proceeds of the offering and also issued warrants to purchase up to an aggregate of 1,117,157 shares of common stock, with an exercise price of $0.9375, which represents 125% of the public offering price per combined share and related warrants. The underwriter warrant will expire five years following the Exercisable Date. Other than the exercise price, the terms of the underwriter warrant are the same as the Tranche 1 warrants.

The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of our company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

A copy of the underwriting agreement, the form of Series A Warrant, the form of Series B Warrant and the form of underwriter’s warrant are filed herewith as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, and are incorporated herein by reference. The prospectus relating to the offering has been filed with the Securities and Exchange Commission.

A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the legality of the issuance and sale of the common stock in the offering (including the common stock underlying the warrants) and the enforceability of the warrants is attached as Exhibit 5.1 hereto.

The foregoing description of the offering and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

A copy of the press release announcing the closing of the underwritten public offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 28, 2017 by and among CorMedix Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Series A Warrant to Purchase Common Stock of CorMedix Inc. issued on May 3, 2017.

4.2	Form of Series B Warrant to Purchase Common Stock of CorMedix Inc. issued on May 3, 2017.

4.3	Form of Underwriter’s Warrant to Purchase Common Stock of CorMedix Inc., issued May 3, 2017.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton (contained in Exhibit 5.1).

99.1	Press release dated May 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: May 3, 2017	By:	/s/ Robert W. Cook
Name: Robert W. Cook
Title: Chief Financial Officer

4